Filed pursuant to Rule 424(b)(5)
Registration No. 333-260673

Prospectus Supplement
(to Prospectus dated November 16, 2021)

314,465 Common Shares

We are offering 314,465 of our common shares, without par value (“Common Shares”), to a certain institutional and accredited investor pursuant to this prospectus supplement and the accompanying prospectus. We have not retained any underwriter or placement agent, and we will not pay any commission or underwriting discount in connection with this offering. See “Plan of Distribution” beginning on page S-28 of this prospectus supplement for more information regarding this offering. The public offering price for each Common Share is $6.36.

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the Toronto Stock Exchange (the “TSX”) under the symbol “NB.” On April 25, 2023, the last reported sale price of our Common Shares on The Nasdaq Global Market and the TSX was $6.36 per Common Share and C$8.59 per Common Share, respectively. The public NioCorp Assumed Warrants (as defined herein) trade on The Nasdaq Capital Market under the symbol “NIOBW.” On April 25, 2023, the last reported sale price of the public NioCorp Assumed Warrants on The Nasdaq Capital Market was $0.655 per public NioCorp Assumed Warrant. Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112, and our telephone number is (855) 264-6267.

Investing in our Common Shares involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 2 of the accompanying prospectus, and the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Total
Public offering price	$6.36	$1,999,997.40
Proceeds, before expenses, to us	$6.36	$1,999,997.40

Delivery of the Common Shares will be made on or about April 28, 2023, subject to the satisfaction of certain closing conditions.

The date of this prospectus supplement is April 26, 2023.

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TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Page

Cautionary Note to U.S. Investors Regarding Mineral Reserve and Resource Estimates	i
About This Prospectus	ii
Prospectus Summary	1
Risk Factors	2
Cautionary Note Regarding Forward-Looking Statements	2
Use of Proceeds	3
Description of Capital Stock	4
Description of Warrants	7
Description of Units	9
Plan of Distribution	9
Legal Matters	11
Experts	11
Where You Can Find More Information	12
Information Incorporated by Reference	12
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About This Prospectus Supplement

On November 2, 2021, we filed with the SEC a registration statement on Form S-3. That registration statement was declared effective on November 16, 2021.

This prospectus supplement describes the specific terms of the Common Shares we are offering and adds to, and updates, information in the accompanying prospectus and the documents incorporated by reference herein and therein. If there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference into it or into this prospectus supplement that was filed with the SEC before the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Documents incorporated by reference herein include industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information. Any such data and other information is subject to change based on various factors, including those described in this prospectus supplement and the accompanying prospectus under the heading “Risk Factors” and under Item 1A. “Risk Factors” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q filed with the SEC, which are incorporated herein by reference.

We have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference, or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the Common Shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “our business” “NioCorp,” “the Company” and similar references refer to NioCorp Developments Ltd. and its consolidated subsidiaries.

Unless we state otherwise or the context otherwise requires, the term “ECRC” refers to Elk Creek Resources Corp. (formerly known as GX Acquisition Corp. II), a Delaware corporation and a majority-owned subsidiary of NioCorp, as the surviving entity of the mergers that occurred on the Closing Date (as defined herein) as part of the Transactions, and the term “GXII” refers to GX Acquisition Corp. II, a Delaware corporation, as it existed prior to the Closing (as defined herein).

This prospectus supplement and the accompanying prospectus contain our registered and unregistered trademarks and service marks, as well as trademarks and service marks of third parties. Solely for convenience, these trademarks and service marks are referenced without the ®, ™ or similar symbols, but such references are not intended to indicate, in anyway, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks. All brand names, trademarks and service marks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933 (the “Securities Act”) and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus supplement and the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement of which this prospectus supplement and the accompanying prospectus are a part or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

We make available, free of charge, on our website at www.niocorp.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. We do not incorporate the information on or accessible through any website into this prospectus supplement or the accompanying prospectus, and you should not consider any information on, or that can be accessed through, any website as part of this prospectus supplement and the accompanying prospectus. Our website address and the SEC’s website address are included in this prospectus supplement and the accompanying prospectus as inactive textual references only.

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INCORPORATION OF DOCUMENTS BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for information superseded by information contained in this prospectus supplement and the accompanying prospectus itself or in any subsequently filed incorporated document. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus supplement and the accompanying prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on September 6, 2022, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2022, filed with the SEC on October 31, 2022;
●	our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022, and for the quarter ended December 31, 2022, filed with the SEC on February 13, 2023;
●	our Current Reports on Form 8-K, filed with the SEC on September 29, 2022, October 21, 2022, December 15, 2022 (as amended by our Current Report on Form 8-K/A filed on April 3, 2023), January 27, 2023 (Items 1.01, 2.03, 3.02 and 9.01 (Exhibits 4.1, 4.2, 4.3, 4.4 and 10.1) only), February 13, 2023, February 24, 2023, February 28, 2023, March 1, 2023, March 6, 2023, March 10, 2023, March 14, 2023, March 17, 2023 (Items 1.01, 2.01, 3.01, 3.02, 3.03, 5.02, 8.01 and 9.01 (Exhibits 2.1, 3.1, 4.1, 4.2, 4.3, 10.1, 10.2, 10.3 and 10.4) only) and April 19, 2023; and
●	a description of our Common Shares, contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 2023, and any subsequently filed amendments and reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC) prior to the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number below:

NioCorp Developments Ltd.
7000 South Yosemite Street, Suite 115
Centennial, Colorado 80112
Phone: (855) 264-6267

Those copies will not include exhibits, unless the exhibits have specifically been incorporated by reference in this document or you specifically request them.

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Prospectus Supplement Summary

This summary highlights selected information appearing in this prospectus supplement. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information set forth in the section entitled “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should also carefully read the information incorporated by reference into this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and related notes and the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus is a part, before making an investment decision. This prospectus supplement and the accompanying prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

About the Company

NioCorp Developments Ltd.

NioCorp is a mineral exploration company engaged in the acquisition, exploration, and development of mineral properties. NioCorp, through its indirect, majority-owned subsidiary, ECRC, is developing a superalloy materials project that, if and when developed, will produce niobium, scandium, and titanium products. Known as the “Elk Creek Project,” it is located near Elk Creek, Nebraska, in the southeast portion of the state.

●	Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in high-strength low-alloy steel, a stronger steel used in automobiles, bridges, structural systems, buildings, pipelines, and other applications that generally enables those applications to be stronger and lighter in mass. This “lightweighting” benefit often results in environmental benefits, including reduced fuel consumption and material usage, which can result in fewer air emissions.
●	Scandium can be combined with aluminum to make super-high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation.
●	Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor, medical implants and many others. It also is used in pigments for paper, paint, and plastics.

During fiscal year 2022, the Company also advanced work on the determination of the economic potential of expanding its currently planned product suite from the Elk Creek Project to include rare earth elements.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs associated with securing the project financing necessary to complete mine development and construction of the Elk Creek Project.

Recent Events

Completion of the Transactions

On March 17, 2023 (the “Closing Date”), NioCorp consummated the transactions contemplated by the previously-announced Business Combination Agreement, dated as of September 25, 2022 (the “Business Combination Agreement”), among NioCorp, GXII and Big Red Merger Sub Ltd (the “Closing”). The transactions contemplated by the Business Combination Agreement, including the reverse stock split at a ratio of 10-for-1 effectuated by each of NioCorp and ECRC on the Closing Date (the “Reverse Stock Split”), are referred to, collectively, as the “Transactions.”

S-1

In connection with the Closing, GXII, as the surviving entity of the mergers that occurred on the Closing Date as part of the Transactions, changed its name to Elk Creek Resources Corp. and became an indirect, majority-owned subsidiary of NioCorp, with the pre-combination public shareholders of GXII receiving Common Shares based on a fixed exchange ratio of 11.1829212 (or 1.11829212 after giving effect to the Reverse Stock Split) (the “Exchange Ratio”) Common Shares for each Class A common share of GXII held and not redeemed, and the GXII founders receiving shares of Class B common stock of ECRC based on the Exchange Ratio. Pursuant to the Business Combination Agreement, the Sponsor Support Agreement, dated as of September 25, 2022 (as amended, supplemented or otherwise modified), by and among GXII, NioCorp, GX Sponsor II LLC, in its capacity as a stockholder of GXII (the “Sponsor”), and certain other stockholders of GXII, and the Exchange Agreement, dated as of March 17, 2023 (as amended, supplemented or otherwise modified), by and among NioCorp, ECRC and the Sponsor, after the Closing, the GXII founders have the right to exchange such shares of Class B common stock of ECRC for Common Shares on a one-for-one basis, subject to certain equitable adjustments, under certain conditions.

In connection with the Closing, pursuant to the Business Combination Agreement, the Company assumed the Warrant Agreement, dated as of March 17, 2021 (the “GXII Warrant Agreement”), by and between GXII and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, and each share purchase warrant of GXII thereunder that was issued and outstanding immediately prior to the Closing Date was converted into one purchase warrant of the Company, exercisable for 1.11829212 Common Shares at a price per 1.11829212 Common Shares of $11.50 (each, a “NioCorp Assumed Warrant”), pursuant to the GXII Warrant Agreement, as amended by an assignment, assumption and amendment agreement, dated the Closing Date (the GXII Warrant Agreement, as so amended, the “NioCorp Assumed Warrant Agreement”), among NioCorp, GXII, CST, as existing warrant agent, and Computershare Inc. and its affiliate Computershare Trust Company, N.A., together as successor warrant agent (the “NioCorp Assumed Warrant Agent”).

Yorkville Financings

In connection with the entry into the Business Combination Agreement, the Company announced the signing of non-binding letters of intent for two separate financing packages with Yorkville Advisors Global, LP. On January 26, 2023, the Company entered into definitive agreements with respect to these financings, including a Securities Purchase Agreement, dated January 26, 2023 (as amended, the “Yorkville Convertible Debt Financing Agreement”), between the Company and YA II PN, Ltd. (“YA”), a fund managed by Yorkville Advisors Global, LP, and a Standby Equity Purchase Agreement, dated January 26, 2023 (the “Yorkville Equity Facility Financing Agreement”), between the Company and YA. Pursuant to the Yorkville Equity Facility Financing Agreement, YA has committed to purchase up to $65.0 million of our Common Shares (the “Commitment Amount”), at our direction from time to time for a period commencing upon the Closing Date and ending on the earliest of (i) the first day of the month next following the 36-month anniversary of the Closing, (ii) the date on which YA shall have made payment of the full Commitment Amount and (iii) the date that the Yorkville Equity Facility Financing Agreement otherwise terminates in accordance with its terms (the “Commitment Period”), subject to certain limitations and the satisfaction of the conditions in the Yorkville Equity Facility Financing Agreement. Pursuant to the terms of the Yorkville Equity Facility Financing Agreement, we issued 81,213 of our Common Shares to YA as consideration for its irrevocable commitment to purchase Common Shares under the Yorkville Equity Facility Financing Agreement. Additionally, we are required to pay YA an aggregate fee of $1,500,000 in cash (the “Cash Fee”), including $500,000 that we paid on the Closing Date and the remainder that we will pay in installments over a 12-month period following the Closing Date, provided that, we will have the right to prepay without penalty all or part of the remaining installments of the Cash Fee at any time.

Pursuant to the Yorkville Convertible Debt Financing Agreement, at the Closing, YA advanced an aggregate amount of $15.36 million to NioCorp in consideration of the issuance by NioCorp to YA of (i) $16.0 million aggregate principal amount of unsecured convertible debentures (the “Convertible Debentures”) and (ii) Common Share purchase warrants, exercisable for up to 1,789,267 Common Shares for cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless basis, at the option of the holder, at a price per Common Share of approximately $8.9422, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split or similar transaction (the “Financing Warrants”). See “Description of Capital Stock—Yorkville Convertible Debentures” and “Description of Capital Stock—Financing Warrants,” respectively, for descriptions of certain terms of the Convertible Debentures and the Financing Warrants.

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Corporate Information

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the TSX under the symbol “NB.” The public NioCorp Assumed Warrants trade on The Nasdaq Capital Market under the symbol “NIOBW.” Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, CO 80112, and our telephone number is (855) 264-6267. Our website address is www.niocorp.com. This website address is not intended to be an active link, and information on, or accessible through, our website is not incorporated by reference into this prospectus supplement or accompanying prospectus and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement and the accompanying prospectus.

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The Offering

Securities Offered By This Prospectus Supplement	314,465 common shares, without par value, of the Company (“Common Shares”).
Public Offering Price	The public offering price for each Common Share is $6.36.
Common Shares Outstanding Prior to this Offering(1)	30,081,655 Common Shares.
Common Shares Outstanding After this Offering(1)	30,396,120 Common Shares.
Use of proceeds	We expect to use the net proceeds from this offering for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation. See “Use of Proceeds.”
Market for Common Shares	Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the TSX under the symbol “NB.”
Risk Factors	See “Risk Factors” beginning on page S-5 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference herein and therein for a discussion of factors you should consider before investing in our securities.

(1)	Does not include:
●	Common Shares issuable upon exercise of outstanding stock options under the NioCorp Developments Ltd. Long-Term Incentive Plan (the “LTIP”);
●	Common Shares reserved for future issuance under the LTIP;
●	Common Shares issuable in respect of the Commitment Amount under the Yorkville Equity Facility Financing Agreement;
●	Common Shares issuable upon conversion of Convertible Debentures;
●	an aggregate of 1,789,267 Common Shares issuable upon exercise of the Financing Warrants;
●	an aggregate of 7,957,404 Common Shares issuable under certain conditions upon exchange of shares of Class B common stock of ECRC;
●	an aggregate of 17,519,864 Common Shares issuable upon exercise of NioCorp Assumed Warrants; and
●	an aggregate of 1,801,622 Common Shares issuable upon exercise of other outstanding Common Share purchase warrants with a weighted-average exercise price of approximately C$11.68.
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Risk Factors

Investing in our Common Shares involves a high degree of risk. Before making a decision to invest in our Common Shares, you should carefully consider the risks described below and under the heading “Risk Factors” in the accompanying prospectus, and discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. See the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in our Common Shares.

Risks Related to this Offering

Future sales, or the perception of future sales, of Common Shares by existing shareholders or by us, or future dilutive issuances of Common Shares by us, could adversely affect prevailing market prices for the Common Shares.

In addition to the Common Shares offered hereby, subject to compliance with applicable securities laws, sales of a substantial number of Common Shares in the public market could occur at any time, including issuances and sales of additional Common Shares by us and sales by other security holders. These sales, or the market perception that the holders of a large number of Common Shares or securities convertible, exercisable or exchangeable into Common Shares intend to sell Common Shares, could reduce the prevailing market price of the Common Shares. The effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of the Common Shares is uncertain. If the market price of the Common Shares were to drop as a result, this might impede our ability to raise additional capital and might cause remaining shareholders to lose all or part of their investment.

Following the Closing, the Sponsor, the members of the Sponsor, the advisors of GXII that received Common Shares as part of their fee in connection with the Closing, as well as the pre-Closing directors and officers of NioCorp, are subject to “lock-up” restrictions. The provisions of these “lock-up” restrictions may be waived under limited circumstances and allow us to, among other things, issue additional Common Shares, or allow the directors and officers of NioCorp or its shareholders to sell their Common Shares at any time. There are no pre-established conditions for the grant of such a waiver by the relevant parties, and any decision by the applicable parties to waive those conditions may depend on a number of factors, which might include market conditions, the performance of the Common Shares in the market and our financial condition at that time. If the “lock-up” restrictions of the applicable shareholders or the directors and officers of NioCorp are waived, additional Common Shares will be available for sale into the public market, subject to applicable securities laws, which, in both cases, could reduce the prevailing market price for the Common Shares.

In addition, pursuant to the Yorkville Convertible Debt Financing Agreement, YA may convert the Convertible Debentures and exercise the Financing Warrants from time to time, subject to certain limitations, and we will issue Common Shares to YA upon such conversions and exercises. We have filed a registration statement under the Securities Act covering resales by YA of the Common Shares issuable upon conversion of the Convertible Debentures and exercise of the Financing Warrants. Accordingly, any Common Shares that we issue upon conversion of the Convertible Debentures or exercise of the Financing Warrants will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Additionally, pursuant to the Yorkville Equity Facility Financing Agreement, YA has committed to purchase up to $65.0 million of our Common Shares, at our direction from time to time during the Commitment Period, subject to certain limitations and the satisfaction of the conditions in the Yorkville Equity Facility Financing Agreement. Pursuant to the terms of the Yorkville Equity Facility Financing Agreement, we issued 81,213 Common Shares to YA as consideration for its irrevocable commitment to purchase Common Shares under the Yorkville Equity Facility Financing Agreement. We have filed a registration statement under the Securities Act

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covering resales by YA of the Common Shares issuable pursuant to the Yorkville Equity Facility Financing Agreement. Accordingly, any Common Shares that we issue pursuant to the Yorkville Equity Facility Financing Agreement will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

Also, in connection with the Closing, pursuant to the Business Combination Agreement, the Company issued an aggregate of 15,666,626 NioCorp Assumed Warrants, which are exercisable for an aggregate of up to 17,519,864 Common Shares. 5,666,667 NioCorp Assumed Warrants are held by members of the Sponsor and are subject to the “lock-up” restrictions described above, but 9,999,959 NioCorp Assumed Warrants are currently publicly traded. Pursuant to the NioCorp Assumed Warrant Agreement, we have filed a registration statement under the Securities Act covering the offering, issuance and sale of the Common Shares issuable upon exercise of the NioCorp Assumed Warrants. Accordingly, any Common Shares that we issue upon exercise of NioCorp Assumed Warrants will be available for sale into the public market, subject to applicable securities laws, which could reduce the prevailing market price for the Common Shares.

We may not recognize the full value of the Yorkville Equity Facility Financing Agreement and may not receive any proceeds from the exercise of the Financing Warrants, the NioCorp Assumed Warrants and our other outstanding Common Share purchase warrants, and the potential adverse effect on the prevailing market prices for our Common Shares as a result of sales, or the perception of future sales, of Common Shares could adversely affect our ability to raise additional capital and you could lose all or part of your investment.

Although we have entered into the Yorkville Equity Facility Financing Agreement, we may not recognize the full value thereof. Specifically, our ability to sell Common Shares to YA pursuant to the Yorkville Equity Facility Financing Agreement is subject to certain restrictions and limitations, which may prevent us from selling the full Commitment Amount prior to the expiration of the Commitment Period. Our ability to recognize the full value of the Yorkville Equity Facility Financing Agreement may be further impeded by the potential negative pressure on the market price of our Common Shares as a result of sales, or the perception of future sales, of Common Shares by us, including the Common Shares offered hereby, or by other security holders. As a result, there can be no assurance that we will receive all or even a significant portion of the proceeds that we expect to receive in connection with the Yorkville Equity Facility Financing Agreement.

In addition, upon exercise, we will receive the cash exercise price of the Financing Warrants, the NioCorp Assumed Warrants and our other outstanding Common Share purchase warrants (assuming, with respect to the Financing Warrants and the NioCorp Assumed Warrants, that they are not exercised on a cashless basis). We believe the likelihood that holders of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants will exercise their Financing Warrants, NioCorp Assumed Warrants or other outstanding Common Share purchase warrants, and therefore, the amount of cash proceeds that we would receive, is, among other things, dependent upon the market price of our Common Shares. For so long as the market price for our Common Shares is less than the applicable exercise price of the Financing Warrants, NioCorp Assumed Warrants or other outstanding Common Share purchase warrants (as is the case as of the date of this prospectus), we believe such holders will be unlikely to exercise their Financing Warrants, NioCorp Assumed Warrants or other outstanding Common Share purchase warrants. The potential adverse effect on the prevailing market price of our Common Shares as a result of sales of Common Shares by us or by other security holders, or the perception that such sales may occur, could keep the market price for our Common Shares below the applicable exercise price of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants. Accordingly, the holders of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants may not exercise their Financing Warrants, NioCorp Assumed Warrants or other outstanding Common Share purchase warrants before they expire, and we may not receive any proceeds from the exercise of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants.

We incurred significant debt in connection with the Transactions, including upon issuance of the Convertible Debentures, and we require significant additional capital to operate our business. For example, notwithstanding whether we are able to recognize the full value of the Yorkville Equity Facility Financing Agreement or receive the cash exercise price of the Financing Warrants, the NioCorp Assumed Warrants or other outstanding Common Share purchase warrants, we are obligated to repay or issue Common Shares upon settlement of the full $16.0 million aggregate principal amount of the Convertible Debentures. Such significant additional debt

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could adversely affect our business, which may prevent us from fulfilling our obligations with respect to our existing debt or obtaining future financing. Further, the Yorkville Convertible Debt Financing Agreement restricts us from pursuing certain variable rate financing transactions, which could impair our ability to obtain additional financing on terms that are favorable, or at all. In addition, if the market price of the Common Shares were to drop as a result of sales, or the perception of future sales, of Common Shares by us or by other security holders, this might impede our ability to raise additional capital. Our inability to obtain additional financing on terms that are favorable, or at all, could have a material adverse effect on our financial condition, results of operations and prospects, and you may lose all or part of your investment.

There can be no assurance that we will be able to comply with the continued listing standards of The Nasdaq Stock Market LLC (“Nasdaq”).

Our Common Shares are currently listed on The Nasdaq Global Market under the symbol “NB.” If Nasdaq delists the Common Shares from trading on its exchange for failure to meet Nasdaq continued listing standards, the Company and its shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	a determination that our Common Shares are a “penny stock,” which will require brokers trading in Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Common Shares;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Articles of NioCorp, as amended in connection with the Transactions (the “Amended Articles”), permit us to issue an unlimited number of Common Shares without seeking shareholder approval.

The Amended Articles permit us to issue an unlimited number of Common Shares. It is anticipated that we will, from time to time, issue additional Common Shares in the future. Subject to the requirements of the British Columbia Business Corporations Act (“BCBCA”), Nasdaq and the TSX, we will not be required to obtain the approval of the NioCorp shareholders for the issuance of additional Common Shares. Any further issuances of Common Shares will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

NioCorp may be a “passive foreign investment company” for the current taxable year and for one or more future taxable years, which may result in materially adverse U.S. federal income tax consequences for U.S. investors.

If NioCorp is a passive foreign investment company (“PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations,” below) of Common Shares, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and additional reporting requirements. NioCorp believes it was classified as a PFIC during its taxable years ended June 30, 2022 and June 30, 2021 and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may be treated as a PFIC for the taxable year in which the Transactions occurred or in future taxable years. Any conclusion regarding PFIC status is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. In addition, even if NioCorp concluded it did not qualify as a PFIC, it is possible that the U.S. Internal Revenue Service (the “IRS”) could assert, and that a court could sustain, a determination that NioCorp is a PFIC. Accordingly, there can be no assurance that NioCorp will not be treated as a PFIC for any taxable year. Each holder of Common Shares should consult its own tax advisors regarding the PFIC rules and the U.S. federal income tax consequences of the acquisition, ownership, and disposition of such securities. See “Certain United States Federal Income Tax Considerations” below, for further details regarding this issue.

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The Transactions could result in NioCorp becoming subject to materially adverse U.S. federal income tax consequences.

Section 7874 and related sections of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), provide for certain adverse tax consequences when the stock of a U.S. corporation is acquired by a non-U.S. corporation in certain transactions in which former shareholders of the U.S. corporation come to own 60% or more of the stock of the non-U.S. corporation (by vote or value, and applying certain specific counting and ownership rules). These adverse tax consequences include (i) potential additional required gain recognition by the U.S. corporation, (ii) treatment of certain payments to the non-U.S. corporation that reduce gross income as “base erosion payments,” (iii) an excise tax on certain options and stock-based compensation of the U.S. corporation, (iv) disallowance of “qualified dividend” treatment for distributions by the non-U.S. corporation, and (v) if former shareholders of the U.S. corporation come to own 80% or more of the stock of the non-U.S. corporation, treatment of the non-U.S. corporation as a U.S. corporation subject to U.S. federal income tax on its worldwide income (in addition to any tax imposed by non-U.S. jurisdictions). If the Transactions result in the application of any of these, or any other, adverse tax consequences, NioCorp could incur significant additional tax costs. While NioCorp currently does not believe the Transactions will cause such adverse tax consequences as a result of Section 7874 and related sections of the Code, this determination is subject to significant legal and factual uncertainty. NioCorp has not sought and will not seek any rulings from the IRS as to the tax treatment of any of the Transactions. Further, there can be no assurance that your tax advisor, the IRS, or a court, will agree with the position that NioCorp is not subject to these adverse tax consequences.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”).

Forward-looking statements have been based upon our current business and operating plans, as approved by the Company’s Board of Directors, and may include statements regarding the anticipated benefits of the Transactions, including our ability to access the full amount of the expected net proceeds of the Yorkville Equity Facility Financing Agreement over the next three years; our ability to receive a final commitment of financing from the Export-Import Bank of the United States (“EXIM”); anticipated benefits of the listing of the Common Shares on Nasdaq; the financial and business performance of NioCorp; our anticipated results and developments in the operations of NioCorp in future periods; our planned exploration activities; the adequacy of our financial resources; our ability to secure sufficient project financing to complete construction and commence operation of the Elk Creek Project; our expectation and ability to produce niobium, scandium, and titanium at the Elk Creek Project; the outcome of current recovery process improvement testing, and our expectation that such process improvements could lead to greater efficiencies and cost savings in the Elk Creek Project; the Elk Creek Project’s ability to produce multiple critical metals; the Elk Creek Project’s projected ore production and mining operations over its expected mine life; the completion of the demonstration plant and technical and economic analyses on the potential addition of magnetic rare earth oxides to our planned product suite; the exercise of options to purchase additional land parcels; the execution of contracts with engineering, procurement and construction companies; our ongoing evaluation of the impact of inflation, supply chain issues and geopolitical unrest on the Elk Creek Project’s economic model; the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions NioCorp may take in response thereto; and the creation of full time and contract construction jobs over the construction period of the Elk Creek Project.

Forward-looking statements are frequently, but not always, identified by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” and similar expressions, or statements that events, conditions, or results “will,” “may,” “could,” or “should” (or the negative and grammatical variations of any of these terms) occur or be achieved. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates,” or “intends,” or stating that certain actions, events, or results “may,” “could,” “would,” “might,” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Such forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain known and unknown risks, uncertainties, and assumptions. Many factors could cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others, risks related to the following: NioCorp’s ability to recognize the anticipated benefits of the Transactions, including NioCorp’s ability to access the full amount of the expected net proceeds under the Yorkville Equity Facility Financing Agreement over the next three years; unexpected costs related to the Transactions; the outcome of any legal proceedings that may be instituted against NioCorp following closing of the Transactions; NioCorp’s ability to receive a final commitment of financing from EXIM on the anticipated timeline, on acceptable terms, or at all; NioCorp’s ability to continue to meet Nasdaq listing standards; NioCorp’s ability to operate as a going concern; risks relating to the Common Shares, including price volatility, lack of dividend payments and dilution or the perception of the likelihood any of the foregoing; NioCorp’s requirement of significant additional capital; the extent to which NioCorp’s level of indebtedness and/or the terms contained in agreements governing NioCorp’s indebtedness or the Yorkville Equity Facility Financing Agreement may impair NioCorp’s ability to obtain additional financing; covenants contained in agreements with NioCorp’s secured creditors that may affect its assets; NioCorp’s limited operating history; NioCorp’s history of losses; the restatement of NioCorp’s consolidated financial statements as of and for the fiscal years ended June 30, 2022 and 2021 and the interim periods ended September 30, 2021, December 31, 2021, and March 31, 2022 and the impact of such restatement on NioCorp’s future financial statements and other financial measures; the material weakness in NioCorp’s internal control over financial reporting, NioCorp’s efforts to remediate such material weakness and the timing of remediation; the

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possibility that NioCorp may qualify as a PFIC under the Code; the potential that the Transactions could result in NioCorp becoming subject to materially adverse U.S. federal income tax consequences as a result of the application of Section 7874 and related sections of the Code; cost increases for NioCorp’s exploration and, if warranted, development projects; a disruption in, or failure of, NioCorp’s information technology systems, including those related to cybersecurity; equipment and supply shortages; current and future offtake agreements, joint ventures, and partnerships; NioCorp’s ability to attract qualified management; the effects of the COVID-19 pandemic or other global health crises on NioCorp’s business plans, financial condition and liquidity; estimates of mineral resources and reserves; mineral exploration and production activities; feasibility study results; the results of metallurgical testing; changes in demand for and price of commodities (such as fuel and electricity) and currencies; competition in the mining industry; changes or disruptions in the securities markets; legislative, political or economic developments, including changes in federal and/or state laws that may significantly affect the mining industry; the impacts of climate change, as well as actions taken or required by governments related to strengthening resilience in the face of potential impacts from climate change; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the timing and reliability of sampling and assay data; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of NioCorp’s projects; risks of accidents, equipment breakdowns, and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining, or development activities; the management of the water balance at the Elk Creek Project site; land reclamation requirements related to the Elk Creek Project; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; claims on the title to NioCorp’s properties; potential future litigation; and NioCorp’s lack of insurance covering all of NioCorp’s operations.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties, and other factors, including without limitation those discussed under Part I, Item 1A. “Risk Factors” contained in our most recent Annual Report on Form 10-K, and Part II, Item 1A. “Risk Factors” contained in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. See the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Company’s forward-looking statements contained in this prospectus supplement are based on the beliefs, expectations, and opinions of management as of the date of this prospectus supplement. The Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations, or opinions should change, except as required by law. For the reasons set forth above, investors should not attribute undue certainty to, or place undue reliance on, forward-looking statements.

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Use of Proceeds

We estimate that the net proceeds from the sale of the Common Shares that we are offering will be approximately $1.8 million, after deducting estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for working capital and general corporate purposes, including to advance our efforts to launch construction of the Elk Creek Project and move it to commercial operation.

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Description of Capital Stock

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares, without par value. The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the Company’s Board of Directors. The Common Shares are entitled, upon liquidation, dissolution, or winding up of the Company, to receive the remaining assets of the Company available for distribution to shareholders. There are no pre-emptive, conversion, or redemption rights attached to the Common Shares.

Exchange Controls

There are no governmental laws, decrees, or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of the Company, other than as discussed below and Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Competition Act

Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the “Commissioner”) to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada.

Investment Canada Act

The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the enterprise value of such company, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of a broad range of investments by a non-Canadian. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.”

Warrants

From time to time, the Company has outstanding Common Share purchase warrants, with each Common Share purchase warrant exercisable for one Common Share. The exercise price per Common Share and the number of Common Shares issuable upon exercise of Common Share purchase warrants is subject to adjustment upon the occurrence of certain events, including, but not limited to, the following:

●	the subdivision or re-division of the outstanding Common Shares into a greater number of Common Shares;
●	the reduction, combination or consolidation of the outstanding Common Shares into a lesser number of Common Shares;
●	the issuance of Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Common Share purchase warrants or any outstanding options);
●	the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another corporate body; and
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●	a reclassification or other similar change to the outstanding Common Shares.

The Company will issue the Common Shares issuable upon exercise of Common Share purchase warrants within five business days following its receipt of notice of exercise and payment of the exercise price, subject to surrender of the Common Share purchase warrants. Prior to the exercise of any Common Share purchase warrants, holders of the Common Share purchase warrants will not have any of the rights of holders of the Common Shares issuable upon exercise, including the right to vote or to receive any payments of dividends on the Common Shares issuable upon exercise.

NioCorp Assumed Warrants

In connection with the Closing, pursuant to the Business Combination Agreement, the Company assumed the GXII Warrant Agreement and each GXII Warrant thereunder that was issued and outstanding immediately prior to the Closing Date was converted into one NioCorp Assumed Warrant pursuant to the NioCorp Assumed Warrant Agreement. In connection with the Closing, NioCorp issued (a) 9,999,959 public NioCorp Assumed Warrants in respect of the GXII Warrants that were publicly traded prior to the Closing and (b) 5,666,667 NioCorp Assumed Warrants to the Sponsor in respect of the GXII Warrants that it held prior to the Closing, which NioCorp Assumed Warrants were subsequently distributed by the Sponsor to its members in connection with the Closing.

Both the public NioCorp Assumed Warrants and the NioCorp Assumed Warrants issued to the Sponsor are subject to the terms of the NioCorp Assumed Warrant Agreement and are identical, with certain exceptions applicable to the NioCorp Assumed Warrants issued to the Sponsor for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates and other permitted transferees. In accordance with the NioCorp Assumed Warrant Agreement, any NioCorp Assumed Warrants issued to the Sponsor that are held by someone other than the Sponsor, its members, or their respective affiliates and other permitted transferees, are treated as public NioCorp Assumed Warrants.

Each NioCorp Assumed Warrant is exercisable on and after the 30th day following the Closing Date until its expiration for 1.11829212 Common Shares at a price of $11.50 per 1.11829212 Common Shares (subject to adjustments for stock splits, stock dividends, reorganizations, recapitalizations and the like). Under the terms of NioCorp Assumed Warrant Agreement, for so long as the NioCorp Assumed Warrants issued to the Sponsor are held by the Sponsor, its members, or their respective affiliates and other permitted transferees, such holders have the right to elect to exercise those NioCorp Assumed Warrants on a cashless basis. For such NioCorp Assumed Warrants exercised on a cashless basis after the Closing, the holder will be entitled to pay the exercise price for those NioCorp Assumed Warrants by surrendering all or portion of the cash and/or Common Shares (valued at their fair market value) into which those NioCorp Assumed Warrants are exercisable as shall be elected by the holder. For this purpose, Common Shares so surrendered will be deemed to have a “fair market value” equal to the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date of exercise of the applicable NioCorp Assumed Warrants.

The NioCorp Assumed Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Common Shares pursuant to the exercise of a NioCorp Assumed Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Common Shares underlying the NioCorp Assumed Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No NioCorp Assumed Warrant will be exercisable and the Company will not be obligated to issue Common Shares upon exercise of a NioCorp Assumed Warrant unless Common Shares issuable upon such exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the NioCorp Assumed Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a NioCorp Assumed Warrant, the holder of such NioCorp Assumed Warrant will not be entitled to exercise such NioCorp Assumed Warrant and such NioCorp Assumed Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any NioCorp Assumed Warrant.

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The NioCorp Assumed Warrants, and the underlying Common Shares issuable upon the exercise thereof, were registered under the Securities Act pursuant to the Company’s registration statement on Form S-4, originally filed on November 7, 2022, as subsequently amended, which was declared effective by the SEC on February 8, 2023. The Company expects to register the ongoing offering of the Common Shares underlying the NioCorp Assumed Warrants pursuant to a registration statement on Form S-3 separate from the registration statement of which this prospectus supplement is a part.

The Company will have the right to call the public NioCorp Assumed Warrants for redemption at any time following the Closing Date:

●	in whole and not in part;

●	at a price of $0.01 per NioCorp Assumed Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each public NioCorp Assumed Warrant holder;

●	if, and only if, the reported last sale price of the Common Shares equals or exceeds approximately $16.10 per share (subject to certain adjustments) for any 20 trading days within a 30-trading day period commencing once the NioCorp Assumed Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the public NioCorp Assumed Warrant holders; and

●	if there is an effective registration statement covering the Common Shares issuable upon exercise of the NioCorp Assumed Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.

The NioCorp Assumed Warrants issued to the Sponsor are not redeemable by the Company for so long as such NioCorp Assumed Warrants are held by the Sponsor, its members, or their respective affiliates or other permitted transferees. In addition, the Company may not exercise its redemption right if the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the public NioCorp Assumed Warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise its public NioCorp Assumed Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public NioCorp Assumed Warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of NioCorp Assumed Warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of Common Shares issuable upon the exercise of the NioCorp Assumed Warrants. If the Company takes advantage of this option, all holders of public NioCorp Assumed Warrants would pay the exercise price by surrendering their NioCorp Assumed Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the public NioCorp Assumed Warrants, multiplied by the difference between the exercise price of the NioCorp Assumed Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public NioCorp Assumed Warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Common Shares to be received upon exercise of the NioCorp Assumed Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of Common Shares to be issued and thereby lessen the dilutive effect of a redemption of the public NioCorp Assumed Warrants. If the Company calls the public NioCorp Assumed Warrants for redemption and does not take advantage of this option, the Sponsor, its members, and their respective affiliates and other permitted transferees would still be entitled to exercise their NioCorp Assumed Warrants for cash or on a cashless basis using the same formula described above that other NioCorp Assumed Warrant holders would have been required to use had all NioCorp Assumed Warrant holders been required to exercise their NioCorp Assumed Warrants on a cashless basis, as described in more detail below.

A holder of a NioCorp Assumed Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such NioCorp Assumed Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates), to the NioCorp Assumed Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other

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amount as a holder may specify) of the Common Shares outstanding immediately after giving effect to such exercise.

The NioCorp Assumed Warrants have certain anti-dilution and adjustments rights upon certain events.

The NioCorp Assumed Warrants may be exercised upon surrender of the certificate representing such NioCorp Assumed Warrants on or prior to the expiration date at the offices of the NioCorp Assumed Warrant Agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the order of the NioCorp Assumed Warrant Agent or by wire transfer, for the number of NioCorp Assumed Warrants being exercised. The NioCorp Assumed Warrant holders will not have the rights or privileges of holders of Common Shares or any attendant voting rights until they exercise their NioCorp Assumed Warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the NioCorp Assumed Warrants, each holder will be entitled to one (1) vote for each Common Share held of record on all matters to be voted on by NioCorp shareholders.

If, upon exercise of the NioCorp Assumed Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of Common Shares to be issued to the NioCorp Assumed Warrant holder.

The NioCorp Assumed Warrants were issued in registered form under the NioCorp Assumed Warrant Agreement. The NioCorp Assumed Warrant Agreement may be amended by the parties thereto without the consent of any registered holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any mistake, or adding or changing any other provisions with respect to matters or questions arising under NioCorp Assumed Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders of the NioCorp Assumed Warrants, and (ii) to provide for the delivery of such kind and amount of Common Shares or other securities or property (including cash) receivable upon a reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of NioCorp Assumed Warrants would have received if such holder had exercised his, her or its NioCorp Assumed Warrants immediately prior to such event. All other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise period, shall require the vote or written consent of the registered holders of a majority of the then outstanding public NioCorp Assumed Warrants. Any amendment solely to the NioCorp Assumed Warrants issued to the Sponsor and that are held by the Sponsor, its members, or their respective affiliates or other permitted transferees, shall require the vote or written consent of a majority of the holders of the then outstanding NioCorp Assumed Warrants issued to the Sponsor.

Convertible Debentures

On January 26, 2023, NioCorp entered into the Yorkville Convertible Debt Financing Agreement with YA. Pursuant to the Yorkville Convertible Debt Financing Agreement, YA advanced a total amount of $15,360,000 to NioCorp in consideration of the issuance by NioCorp to YA of $16,000,000 aggregate principal amount of Convertible Debentures at the time of Closing (the “Debenture Closing”).

Each Convertible Debenture issued under the Yorkville Convertible Debt Financing Agreement is an unsecured obligation of NioCorp, has an 18-month term from the Debenture Closing, which may be extended for one six-month period in certain circumstances at the option of NioCorp, and incurs a simple interest rate obligation of 5.0% per annum (which will increase to 15.0% per annum upon the occurrence of an event of default). The outstanding principal amount of, accrued and unpaid interest, if any, on, and premium, if any, on the Convertible Debentures must be paid by NioCorp in cash when the same becomes due and payable under the terms of the Convertible Debentures at their stated maturity, upon their redemption or otherwise.

Subject to certain limitations contained within the Yorkville Convertible Debt Financing Agreement and the Convertible Debentures, including those as described below, holders of the Convertible Debentures will be entitled to convert the principal amount of, and accrued and unpaid interest, if any, on each Convertible Debenture, in whole or in part, from time to time over their term, into a number of Common Shares equal to the quotient of the principal amount and accrued and unpaid interest, if any, being converted divided by the Conversion Price. The “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, the greater

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of (i) 90% of the average of the daily U.S. dollar volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately preceding the date on which the holder exercises its conversion right in accordance with the requirements of the Yorkville Convertible Debt Financing Agreement (the “Conversion Date”) or other date of determination, but not lower than the Floor Price (as defined below), and (ii) the five-day volume-weighted average price of the Common Shares on the TSX (or on the principal U.S. market if the majority of the trading volume and value of the Common Shares occurred on Nasdaq during the relevant period) for the five consecutive trading days immediately prior to the Conversion Date or other date of determination less the maximum applicable discount allowed by the TSX. The “Floor Price” means a price of $2.1435 per share, which is equal to the lesser of (a) 30% of the average of the daily volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately preceding the Debenture Closing and (b) 30% of the average of the volume-weighted average price of the Common Shares on the principal U.S. market for the Common Shares as reported by Bloomberg Financial Markets during the five consecutive trading days immediately following the Debenture Closing, subject to certain adjustments to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event.

The terms of the Convertible Debentures restrict the number of Convertible Debentures that may be converted during each calendar month by YA at a Conversion Price below a fixed price equal to the quotient of (i) $10.00 divided by (ii) 1.11829212 (being the number of Common Shares that were exchanged for each share of GXII at the Closing, after giving effect to the Reverse Stock Split), subject to adjustment to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event. The Convertible Debentures are subject to customary anti-dilution adjustments.

The terms of the Convertible Debentures restrict the conversion of Convertible Debentures by YA if such a conversion would cause YA to exceed certain beneficial ownership thresholds in NioCorp or such a conversion would cause the aggregate number of Common Shares issued pursuant to the Yorkville Convertible Debt Financing Agreement to exceed the thresholds for issuance of Common Shares under the rules of the TSX and Nasdaq, unless prior shareholder approval is obtained.

Financing Warrants

In conjunction with the Debenture Closing, NioCorp issued to YA Financing Warrants to purchase 1,789,267 Common Shares, which is equal to the quotient of the principal amount of Convertible Debentures issued in such Debenture Closing divided by the “Exercise Price,” which is equal to approximately $8.9422 (i.e., the quotient of $10.00 divided by 1.11829212 (being the number of Common Shares that were exchanged for each share of GXII at the Closing, after giving effect to the Reverse Stock Split)), in each case, subject to adjustment to give effect to any stock dividend, stock split, reverse stock split, recapitalization or similar event.

The Financing Warrants are exercisable, in whole or in part, but not in increments of less than $50,000 aggregate Exercise Price (unless the remaining aggregate Exercise Price is less than $50,000), beginning on the earlier of (a) six months following the issuance of the applicable Financing Warrants or (b) the effective date of the initial registration statement registering under the Securities Act the resale of the Common Shares issuable upon conversion of the Convertible Debentures and upon exercise of the Financing Warrants (the “Exercise Date”) and may be exercised at any time prior to their expiration. Holders of the Financing Warrants may exercise their Financing Warrants, at their election, by paying the Exercise Price in cash or, if at any time there is no effective registration statement registering, or no current prospectus available for, the resale of the underlying Common Shares, on a cashless exercise basis. On each of the first 12 monthly anniversaries of the Exercise Date, 1/12th of the Financing Warrants will expire.

The Financing Warrants have customary anti-dilution adjustments to be determined in accordance with the requirements of the applicable stock exchanges, including the TSX.

The terms of the Financing Warrants restrict the exercise of Financing Warrants by YA if such an exercise would cause YA to exceed certain beneficial ownership thresholds in NioCorp or such an exercise would cause the aggregate number of Common Shares issued pursuant to the Yorkville Convertible Debt Financing Agreement to

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exceed the thresholds for issuance of Common Shares under the rules of the TSX and Nasdaq, unless prior shareholder approval is obtained.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of the Common Shares. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares arising from the U.S. federal alternative minimum tax or the Medicare tax on investment income, U.S. federal estate, gift and other non-income taxes, U.S. state and local taxes, or any non-U.S. tax. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of the Common Shares.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings and administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
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U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquire Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding tax consequences relating to the acquisition, ownership and disposition of Common Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participants). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares.

General Rules Applicable to the Ownership and Disposition of Common Shares

Distributions on Common Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current and accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated, first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as gain from the sale or exchange of such Common Shares. However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and U.S. Holders may have to assume that any distribution by the Company with respect to the Common Shares will constitute ordinary dividend income. Dividends received on Common Shares by a corporate U.S. Holder (other than certain 10% corporate shareholders) generally will not be eligible for a “dividends received deduction.” Provided that (1) the Company is eligible for the benefits of the Canada-U.S. Tax Convention or (2) the Common Shares are readily tradable on a United States securities market (and certain holding period and other conditions are satisfied), dividends paid by the Company to non-corporate U.S. Holders , including individuals, will be eligible for the preferential tax rates applicable to long-term capital gains for dividends unless the Company is classified as a PFIC in the tax year of distribution or in the preceding tax year. See “—Passive Foreign Investment Company Rules—Risk of PFIC Status for the Company” below. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

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Sales or Other Taxable Dispositions of Common Shares

Upon the sale or other taxable disposition of Common Shares, subject to the potential application of the PFIC rules as described below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the U.S. dollar value of cash received plus the fair market value of any property received and (ii) such U.S. Holder’s adjusted tax basis in such Common Shares sold or otherwise disposed of. A U.S. Holder’s tax basis in Common Shares generally will be determined initially by the holder’s U.S. dollar cost for the Common Shares (subject to any adjustments provided under the PFIC rules, described below). Subject again to the PFIC rules, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares have been held for more than one year. Any gain or loss will generally be U.S. source for U.S. foreign tax credit purposes.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. If the Company is determined to be a PFIC, any gain realized on the Common Shares could be ordinary income under the rules discussed below.

Passive Foreign Investment Company Rules

Risk of PFIC Status for the Company

If the Company were to constitute a PFIC under the meaning of Section 1297 of the Code for any taxable year during a U.S. Holder’s holding period, then certain potentially adverse U.S. federal income tax rules may apply to a U.S. Holder of Common Shares. While this summary cannot describe all of the potentially adverse consequences that would result if the Company were treated as a PFIC for a relevant taxable year, certain material consequences and related considerations are described below.

The Company believes that it was classified as a PFIC during the tax years ended June 30, 2022 and 2021, and, based on the current composition of its income and assets, as well as current business plans and financial expectations, may meet the PFIC qualification tests for its current tax year or in future tax years. No opinion of legal counsel or ruling from the IRS concerning the PFIC status of the Company or any subsidiary has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. In addition, even if the Company concluded that it or any subsidiary did not qualify as a PFIC, the IRS could challenge any determination made by the Company (or any subsidiary of the Company) concerning its PFIC status in any taxable year, and a court could sustain such challenge. Accordingly, there can be no assurance that the Company or any subsidiary will not be treated as a PFIC for any taxable year. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of the Company and each subsidiary of the Company.

In any taxable year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. IRS Form 8621 is currently used for such filings. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally would be a PFIC for a taxable year if, for such year, (a) 75% or more of the gross income of the Company is passive income (the “PFIC income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

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Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s business is as an active producer, processor, merchant or handler of commodities, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code) also organized in Canada, to the extent such items are properly allocable to the income of such related person that is neither passive income nor income connected with a U.S. trade or business.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will generally be deemed to own their proportionate share of the Company’s direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by the Company or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Common Shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received on the Common Shares and no redemptions or other dispositions of Common Shares are made.

Default PFIC Rules

If the Company is a PFIC for any tax year during which a U.S. Holder owns Common Shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of Common Shares will depend on whether and when such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” (“QEF”) under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any “excess distribution” received on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on Common Shares or deemed received with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective Common Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution, or allocated to years before the entity became a PFIC, if any, would be taxed as ordinary income at the rates applicable for such year (and not eligible for certain preferred rates). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year. In addition, an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S.

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Holder may terminate this deemed PFIC status by making a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such Common Shares were sold on the last day of the last tax year for which the Company was a PFIC.

In addition to the rules described above applying to “excess distributions” and certain other dispositions of Common Shares, certain other adverse U.S. federal income tax rules may apply with respect to a U.S. Holder if the Company is a PFIC, including in some cases even if the U.S. Holder makes a QEF Election (as described below). Each U.S. Holder should consult its own tax advisors regarding the full tax consequences of potential PFIC status for the Company and each subsidiary of the Company.

QEF Election

If the Company is a PFIC, a U.S. Holder that makes a timely and effective QEF Election for the tax year in which the holding period of its Common Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. A U.S. Holder that makes such a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share (based on its ownership of Common Shares) of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. A U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents (currently IRS Form 8621) at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely QEF Election for the first year in the U.S. Holder’s holding period in which the Company is a PFIC, the U.S. Holder may still be able to make an effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain as discussed in the preceding sentence, then such U.S. Holder shall be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its Common Shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

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The Company will endeavor to provide U.S. Holders with the required information to allow U.S. Holders to make a QEF Election with respect to the Common Shares in the event that the Company determines it is treated as a PFIC for any taxable year. There can be no assurance, however, that the Company will timely provide such information for any particular year, or that the Company’s determination regarding its PFIC status will be upheld. U.S. Holders should consult their tax advisors to determine whether any of these QEF Elections will be available and if so, what the consequences of these elections would be in their particular circumstances.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if the Company does not timely provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders may not be able to make a QEF Election for such entity and, unless they make the Mark-to-Market Election discussed in the next section, will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if the Common Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that the foreign exchange meets certain trading volume and other requirements. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. The Company expects that the Common Shares will meet the definition of “marketable stock,” although there can be no assurance of this, especially as regards the required trading frequency.

If a U.S. Holder that makes a Mark-to-Market Election for any taxable year with respect to its Common Shares, it generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares for such taxable year. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for which the Company is a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to dispositions of, and certain distributions on, the Common Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the Common Shares, over (b) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election will also generally adjust its tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. Upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (and such ordinary loss may be treated as capital or subject to limitations in certain cases).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the requirements for, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid

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the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC to its shareholder.

AS THE PFIC RULES ARE COMPLEX AND UNCERTAIN, U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE POTENTIAL APPLICATION OF THE PFIC RULES TO THEM AND THEIR COMMON SHARES AND ANY RESULTANT TAX CONSEQUENCES.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Common Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the potential application of the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid on the Common Shares should be treated as foreign source for this purpose, and gains recognized on the sale of Common Shares by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to certain reporting obligations with respect to Common Shares if the aggregate value of these and certain other “specified foreign financial assets” exceeds an applicable dollar threshold. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if a U.S. Holder is required to make this disclosure and fails to do so. In addition, a U.S. Holder should consider the possible obligation to file online a FinCEN Form 114—Foreign Bank and Financial Accounts Report, as a result of holding Common Shares in certain accounts. Holders are urged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of Common Shares.

Dividend payments (including constructive dividends) with respect to Common Shares and proceeds from the sale, exchange or redemption of Common Shares may be subject to information reporting to the IRS and

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possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

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CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following generally summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States for tax purposes, (ii) is a “qualifying person” under and entitled to the benefits of the Convention, (iii) holds all Common Shares as capital property, (iv) holds no Common Shares that are “taxable Canadian property” (as defined in the Canadian Tax Act) of the holder, (v) deals at arm’s length with and is not affiliated with NioCorp, (vi) does not and is not deemed to use or hold any Common Shares in a business carried on in Canada, (vii) is not an insurer that carries on business in Canada and elsewhere, and (viii) is not an “authorized foreign bank” (as defined in the Canadian Tax Act) (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may not in all circumstances be entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds Common Shares should consult their own tax advisers regarding the extent, if any, to which the benefits of the Convention will apply to the entity in respect of its Common Shares.

Generally, a U.S. Resident Holder’s Common Shares will be considered to be capital property of such holder provided that the U.S. Resident Holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade (i.e., speculation) and does not hold the Common Shares in the course of carrying on a business.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date hereof, and the current published administrative and assessing policies of the Canada Revenue Agency (the “CRA”). It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative or assessing practice, whether by way of judicial, legislative or governmental decision or action, although no assurance can be given in these respects. This summary is not exhaustive of all possible Canadian federal income tax considerations. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial, or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

Generally, a U.S. Resident Holder’s Common Shares will not constitute “taxable Canadian property” of such holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes the TSX and Nasdaq) unless both of the following conditions are concurrently met:

(i)	at any time during the 60-month period that ends at the particular time, 25% or more of the issued shares of any class of the capital stock of NioCorp were owned by or belonged to one or any combination of
(A)	the U.S. Resident Holder,

(B)	persons with whom the U.S. Resident Holder did not deal at arm’s length, and

(C)	partnerships in which the U.S. Resident Holder or a person referred to in clause (B) holds a membership interest directly or indirectly through one or more partnerships, and
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(ii)	at any time during the 60-month period that ends at the particular time, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, or interests in any of the foregoing, whether or not the property exists.

Common Shares may also be deemed to be “taxable Canadian property” in certain circumstances set out in the Canadian Tax Act.

A U.S. Resident Holder who disposes or is deemed to dispose of one or more Common Shares generally should not thereby incur any liability for Canadian federal income tax in respect of any capital gain arising as a consequence of the disposition.

A U.S. Resident Holder to whom NioCorp pays or credits or is deemed to pay or credit a dividend on such holder’s Common Shares will be subject to Canadian withholding tax, and NioCorp will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention to 15% (or, if the U.S. Resident Holder is a company which is the beneficial owner of at least 10% of the voting stock of NioCorp, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the United States for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of NioCorp owned by an entity that is considered fiscally transparent under the laws of the United States and that is not a resident of Canada, in proportion to such company’s ownership interest in that entity.

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Plan of Distribution

We entered into a securities purchase agreement directly with a certain institutional and accredited investor in connection with this offering. Subject to the terms and conditions of the securities purchase agreement, the investor agreed to purchase, and we agreed to sell, an aggregate of 314,465 Common Shares, as provided on the cover of this prospectus supplement. We determined the share price through negotiations with the investor.

Our Common Shares trade on The Nasdaq Global Market under the symbol “NB” and on the TSX under the symbol “NB.” The Common Shares will be delivered in book-entry form through the facilities of The Depository Trust Company on or about April 28, 2023, subject to customary closing conditions.

The expenses directly related to this offering are estimated to be approximately $200,000 and will be paid by us. Expenses of the offering include our legal and accounting fees, filing and registration expenses, transfer agent fees, and other miscellaneous fees.

The Common Shares covered by this prospectus supplement will not be qualified for distribution by prospectus in any jurisdiction of Canada, and may not be offered for sale, sold, assigned or transferred in any jurisdiction of Canada except pursuant to a prospectus or exemption from the prospectus requirement under applicable securities laws in Canada. We shall not offer or sell any Common Shares directly or indirectly to any person whom, to our knowledge, is resident or located in a jurisdiction of Canada or acquiring such Common Shares for the benefit of another person resident or located in a jurisdiction of Canada, or on any “marketplace” (as such term is defined in National Instrument 21-101 Marketplace Operation) in Canada.

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Legal Matters

The validity of the Common Shares offered by this prospectus supplement will be passed upon for us by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, Canada.

Experts

The consolidated financial statements of NioCorp Developments Ltd. as of June 30, 2022 and 2021 and for each of the three years in the period ended June 30, 2022, incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding NioCorp Developments Ltd.’s ability to continue as a going concern.

The financial statements of GX Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph relating to substantial doubt about the ability of GX Acquisition Corp. II to continue as a going concern as described in Note 1 to GXII’s financial statements), and are incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement of which this prospectus supplement and the accompanying prospectus are a part have been so incorporated in reliance on such report given upon such firm as experts in auditing and accounting.

The technical report summary for the Elk Creek Project prepared in accordance with subpart 1300 of Regulation S-K (the “S-K 1300 Elk Creek Technical Report Summary”), which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information summarized or quoted from the S-K 1300 Elk Creek Technical Report Summary included or incorporated by reference in this prospectus supplement and the accompanying prospectus have been so included or incorporated by reference with the consent of the following qualified persons, as such term is defined in Item 1300 of Regulation S-K, who prepared the S-K 1300 Elk Creek Technical Report Summary and reviewed and approved such information summarized or quoted therefrom included or incorporated by reference in this prospectus supplement and the accompanying prospectus: Dahrouge Geological Consulting USA Ltd.; Understood Mineral Resources Ltd.; Optimize Group; Tetra Tech; Adrian Brown Consultants Inc.; Metallurgy Concept Solutions; Magemi Mining Inc.; L3 Process Development; Olsson; A2GC; Scott Honan, M.Sc, SME-RM, NioCorp; Everett Bird, P.E., Cementation; Matt Hales, P.E., Cementation; Mahmood Khwaja, P.E., CDM Smith; Martin Lepage, P.Eng, Cementation; and Wynand Marx, M.Eng, BBE Consulting. A matrix of the sections of the S-K 1300 Elk Creek Technical Report Summary for which each qualified person is responsible is included in the S-K 1300 Elk Creek Technical Report Summary. Except for Scott Honan, none of the qualified persons is affiliated with NioCorp. Mr. Honan is the Chief Operating Officer of NioCorp.

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PROSPECTUS

NioCorp Developments Ltd.

$200,000,000

By this prospectus, we may offer and sell, from time to time:

•	common shares, without par value (“Common Shares”);
•	Common Share purchase warrants (“Warrants”); and
•	units of the Company.

From time to time, we may offer up to $200,000,000 of the securities described in this prospectus either individually or as units comprised of one or more of the other securities, or any combination thereof.

This prospectus describes the general manner in which the securities listed above may be offered and sold. The specific manner in which such securities may be offered and sold will be described in one or more prospectus supplements. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

We may sell securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of such securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our Common Shares are traded on the Toronto Stock Exchange (the “TSX”) under the symbol “NB” and quoted on the OTCQX under the symbol “NIOBF.” On October 29, 2021, the last reported closing bid price of our Common Shares was $0.78 per Common Share on the OTCQX and C$0.96 per Common Share on the TSX. The over-the-counter quotations on the OTCQX reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. You are urged to obtain current market quotations of the Common Shares.

All dollar amounts reflected herein refer to U.S. dollars unless otherwise noted.

We are an “emerging growth company” as defined under federal securities laws and, as such, may elect to comply with certain reduced public company requirements for future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2021.

Table of Contents

Cautionary Note to U.S. Investors Regarding
Mineral Reserve and Resource Estimates

The mineral estimates incorporated by reference into this prospectus have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with National Instrument 43-101 of the Canadian Securities Administrators entitled “Standards of Disclosure for Mineral Projects” (“NI 43-101”) and the Canadian Institute of Mining and Metallurgy (“CIM”) Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the Securities Act of 1933 (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

The terms “mineral resource,” “measured mineral resource,” “indicated mineral resource,” and “inferred mineral resource” are defined in, and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws and regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Certain disclosures of the results of mining operations incorporated by reference herein are permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

In October 2018, the SEC approved final rules requiring comprehensive and detailed disclosure requirements for issuers with material mining operations. The provisions in Industry Guide 7 and Item 102 of Regulation S-K have been replaced with a new subpart 1300 of Regulation S-K under the Securities Act. The Company will be required to comply with these new rules for the fiscal year ended June 30, 2022, and thereafter.

Accordingly, information contained in the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the offering of our securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”

Documents incorporated by reference herein include industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and under Item 1A. “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, which are incorporated herein by reference.

We have not authorized anyone to provide you with different information from the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Our logo and some of our trademarks are used in this prospectus, which remain our sole intellectual property. This prospectus also includes trademarks, tradenames, and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus appear without the “TM” symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Unless the context otherwise requires, all references to “NioCorp,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to NioCorp Developments Ltd., a British Columbia corporation, its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

About the Company

NioCorp is a mineral exploration company engaged in the acquisition, exploration, and development of mineral properties. NioCorp, through Elk Creek Resources Corp., a private Nebraska corporation (“ECRC”) and wholly owned subsidiary of 0896800 B.C. Ltd. (“0896800”), a wholly owned subsidiary of NioCorp, is developing a superalloy materials project that, if and when developed, will produce niobium, scandium, and titanium products. Known as the “Elk Creek Project,” it is located near Elk Creek, Nebraska, in the southeast portion of the state.

•	Niobium is used to produce various superalloys that are extensively used in high performance aircraft and jet turbines. It also is used in high-strength, low-alloy steel, a stronger steel used in automobiles, bridges, structural systems, buildings, pipelines, and other applications that generally enables those applications to be stronger and lighter in mass. This “lightweighting” benefit often results in environmental benefits, including reduced fuel consumption and material usage, which can result in fewer air emissions.
•	Scandium can be combined with aluminum to make super-high-performance alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells, an environmentally preferred technology for high-reliability, distributed electricity generation.
•	Titanium is a component of various superalloys and other applications that are used for aerospace applications, weapons systems, protective armor and medical implants. It also is used in pigments for paper, paint, and plastics.

Our primary business strategy is to advance our Elk Creek Project to commercial production. We are focused on obtaining additional funds to carry out our near-term planned work programs associated with securing the project financing necessary to complete mine development and construction of the Elk Creek Project.

NioCorp was incorporated under the laws of the Province of British Columbia under the Business Corporations Act (British Columbia) on February 27, 1987, under the name “IPC International Prospector Corp.” On May 22, 1991, we changed our name to “Kingston Resources Ltd.” On June 29, 2001, we changed our name to “Butler Developments Corp.” On February 12, 2009, we changed our name to “Butler Resource Corp.” On March 4, 2010, we changed our name to “Quantum Rare Earth Developments Corp.” On March 4, 2013, we changed our name to “NioCorp Developments Ltd.”

NioCorp is a reporting issuer in British Columbia, Alberta, Saskatchewan, Ontario, and New Brunswick. Our registered and records office is located at 595 Burrard Street, Suite 2600, Vancouver, British Columbia V7X 1L3 (ATTN: Blake, Cassels & Graydon LLP). Our principal executive office is located at 7000 South Yosemite Street, Suite 115, Centennial, Colorado 80112. The telephone number of our principal executive office is (720) 639-4647.

Risk Factors

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, which are or will be incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also refer to the other information in this prospectus and the applicable prospectus supplement, including our financial statements and the related notes incorporated by reference in this prospectus. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer and could result in a complete loss of your investment.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this prospectus and the documents incorporated by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and are intended to be covered by the safe harbor provided for under these sections. All statements, other than statements of historical facts, included or incorporated by reference herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, future exploration activities, future mineral resource estimates, and future joint venture arrangements are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect,” “is expected,” “anticipates” or “does not anticipate,” “plans,” “estimates” or “intends,” or stating that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

  risks related to our ability to operate as a going concern;
  risks related to our requirement of significant additional capital;
  risks related to our limited operating history;
  risks related to changes in economic valuations of the Elk Creek Project, such as net present value calculations, changes or disruptions in the securities markets;
  risks related to our history of losses;
  risks related to cost increases for our exploration and, if warranted, development projects;
  risks related to feasibility study results;
  risks related to mineral exploration and production activities;
  risks related to our lack of mineral production from our properties;
  risks related to the results of our metallurgical testing;
  risks related to the establishment of a reserve and resource for rare earth elements and the development of a viable recovery process for rare earth elements;
  risks related to the price volatility of commodities;
  risks related to estimates of mineral resources and reserves;
  risks related to changes in mineral resource and reserve estimates;
  risks related to differences in U.S. and Canadian reserve and resource reporting;
  risks related to our exploration activities being unsuccessful;
  risks related to our ability to obtain permits and licenses for production;

  risks related to government and environmental regulations that may increase our costs of doing business or restrict our operations;
  risks related to proposed legislation that may significantly affect the mining industry;
  risks related to land reclamation requirements;
  risks related to competition in the mining industry;
  risks related to the management of the water balance at our Elk Creek Project;
  risks related to equipment and supply shortages;
  risks related to current and future joint ventures and partnerships;
  risks related to our ability to attract qualified management;
  risks related to the ability to enforce judgment against certain of our Directors;
  risks related to claims on the title to our properties;
  risks related to surface access on our properties;
  risks related to potential future litigation;
  risks related to our lack of insurance covering all our operations;
  risks related to the need for resilience in the face of potential impacts from climate change;
  risks related to a disruption in, or failure of, our information technology systems, including those related to cybersecurity;
  risks related to covenants contained in agreements with our secured creditors that may affect our assets;
  risks related to the extent to which our level of indebtedness may impair our ability to obtain additional financing;
  risks related to our status as a “passive foreign investment company” under the U.S. Internal Revenue Code of 1986, as amended;
  risks related to our Common Shares, including price volatility, lack of dividend payments, dilution and penny stock rules;
  risks related to our status as an “emerging growth company” and the impact of related reduced reporting requirements on our ability to attract investors; and
  risks related to the effects of the COVID-19 pandemic on our business plans, financial condition and liquidity.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, which are or will be incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated, or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Use of Proceeds

Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of the securities offered by this prospectus for general corporate purposes. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. Pending any such uses, we may temporarily invest the net proceeds.

Description of Capital Stock

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares without par value, of which 260,366,994 were issued and outstanding as of October 29, 2021. The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders, with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the Company’s Board of Directors. The Common Shares are entitled, upon liquidation, dissolution, or winding up of NioCorp, to receive the remaining assets of NioCorp available for distribution to shareholders. There are no pre-emptive, conversion, or redemption rights attached to the Common Shares.

Exchange Controls

There are no governmental laws, decrees, or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of NioCorp, other than Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

Certain Canadian Federal Income Tax Considerations for U.S. Residents

The following summarizes certain Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) and the regulations enacted thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Income Tax Convention (1980) (the “Convention”) to the holding and disposition of Common Shares.

Comment is restricted to holders of Common Shares each of whom, at all material times for the purposes of the Canadian Tax Act and the Convention, (i) is resident solely in the United States, (ii) is entitled to the benefits of the Convention, (iii) holds all Common Shares as capital property, (iii) holds no Common Shares that are “taxable Canadian property” (as defined in the Canadian Tax Act) of the holder, (iv) deals at arm’s length with and is not affiliated with NioCorp, (v) does not and is not deemed to use or hold any Common Shares in a business carried on in Canada, and (vi) is not an insurer that carries on business in Canada and elsewhere (each such holder, a “U.S. Resident Holder”).

Certain U.S.-resident entities that are fiscally transparent for United States federal income tax purposes (including limited liability companies) may not in all circumstances be regarded by the Canada Revenue Agency (the “CRA”) as entitled to the benefits of the Convention. Members of or holders of an interest in such an entity that holds Common Shares should consult their own tax advisers regarding the extent, if any, to which the CRA will extend the benefits of the Convention to the entity in respect of its Common Shares.

Generally, a holder’s Common Shares will be considered to be capital property of the holder provided that the holder is not a trader or dealer in securities, did not acquire, hold, or dispose of the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade (i.e. speculation), and does not hold the Common Shares in the course of carrying on a business.

Generally, a holder’s Common Shares will not constitute “taxable Canadian property” of the holder at a particular time at which the Common Shares are listed on a “designated stock exchange” (which currently includes the TSX) unless both of the following conditions are true:

(i)	at any time during the 60-month period that ends at the particular time, 25% or more of the issued shares of any class of the capital stock of NioCorp were owned by or belonged to one or any combination of
(A)	the holder,
(B)	persons with whom the holder did not deal at arm’s length, and

(C)	partnerships in which the holder or a person referred to in clause (B) holds a membership interest directly or indirectly through one or more partnerships, and
(ii)	at any time during the 60-month period that ends at the particular time, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from, one or any combination of, real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Canadian Tax Act), “timber resource properties” (as defined in the Canadian Tax Act), or options in respect of, or interests in any of the foregoing, whether or not the property exists.

This summary is based on the current provisions of the Canadian Tax Act and the Convention in effect on the date hereof, all specific proposals to amend the Canadian Tax Act and Convention publicly announced by or on behalf of the Minister of Finance (Canada) on or before the date hereof, and the current published administrative and assessing policies of the CRA. It is assumed that all such amendments will be enacted as currently proposed, and that there will be no other material change to any applicable law or administrative or assessing practice, although no assurance can be given in these respects. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial, or foreign tax considerations, which may differ materially from those set out herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations, and is not intended to be and should not be construed as legal or tax advice to any particular U.S. Resident Holder. U.S. Resident Holders are urged to consult their own tax advisers for advice with respect to their particular circumstances. The discussion below is qualified accordingly.

A U.S. Resident Holder who disposes or is deemed to dispose of one or more Common Shares generally should not thereby incur any liability for Canadian federal income tax in respect of any capital gain arising as a consequence of the disposition.

A U.S. Resident Holder to whom NioCorp pays or is deemed to pay a dividend on the holder’s Common Shares will be subject to Canadian withholding tax, and NioCorp will be required to withhold the tax from the dividend and remit it to the CRA for the holder’s account. The rate of withholding tax under the Canadian Tax Act is 25% of the gross amount of the dividend, but should generally be reduced under the Convention to 15% (or, if the U.S. Resident Holder is a company which is the beneficial owner of at least 10% of the voting stock of NioCorp, 5%) of the gross amount of the dividend. For this purpose, a company that is a resident of the United States for purposes of the Canadian Tax Act and the Convention and is entitled to the benefits of the Convention shall be considered to own the voting stock of NioCorp owned by an entity that is considered fiscally transparent under the laws of the United States and that it is not a resident of Canada, in proportion to the Company’s ownership interest in that entity.

Warrants

As of October 29, 2021, an aggregate of 13,470,118 Warrants, with each Warrant exercisable for one Common Share, were issued and outstanding as follows:

Number	Exercise Price		Expiry Date
500,000	C$	0.80	December 18, 2022
8,558,000	C$	0.97	February 19, 2025
4,412,118	C$	1.63	May 10, 2023

The exercise price per Common Share and the number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events including, but not limited to, the following:

•	the subdivision or re-division of the Company’s outstanding Common Shares into a greater number of Common Shares;
•	the reduction, combination or consolidation of the Company’s outstanding Common Shares into a lesser number of Common Shares;

•	the issuance of Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of Warrants or any outstanding options);
•	the reorganization of the Company or the consolidation or merger or amalgamation of the Company with or into another body corporate; and
•	a reclassification or other similar change to the Company’s outstanding Common Shares.

We will issue the Common Shares issuable upon exercise of Warrants within five business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the Warrants. Prior to the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise, including the right to vote or to receive any payments of dividends on the Common Shares issuable upon exercise.

The Lind Convertible Security

On February 19, 2021, pursuant to a convertible security funding agreement, dated February 16, 2021 (the “Lind Agreement”), between the Company and Lind Global Asset Management III, LLC (“Lind”), Lind advanced to the Company $10.0 million (subject to additional set off) in consideration of which the Company issued to Lind a convertible security (the “Lind Convertible Security”) with a face value of $11.7 million (representing $10.0 million in funding plus an implied 8.5% interest rate per annum for the term of the Lind Convertible Security).

The Lind Convertible Security has a term of (i) 24 months or (ii) 30 calendar days after the date on which the face value of the Lind Convertible Security is nil due to such amount having been fully converted and/or fully repaid (including with any applicable premium) in accordance with the terms of the Lind Agreement, whichever is earlier. The Lind Convertible Security constitutes the direct, general and unconditional obligation of the Company and ranks pari-passu with the Company’s other indebtedness. The Lind Convertible Security is guaranteed on a secured basis by 0896800 and ECRC.

The Lind Convertible Security is secured by all of the assets and property of the Company, including all of the issued and outstanding shares of 0896800 pledged by the Company, all of the issued and outstanding shares of ECRC pledged by 0896800, and certain real property and fixtures of ECRC. The liens securing the Lind Convertible Security rank pari-passu with the liens securing the Smith Credit Facility on all amounts up to $4.0 million. The liens securing the Lind Convertible Security rank senior to the liens securing the Smith Credit Facility on any amount that is owed by the Company to Mr. Smith in excess of $4.0 million.

Pursuant to the Lind Agreement, Lind is entitled to convert the Lind Convertible Security into Common Shares in monthly installments over its term at a price per Common Share equal to 85% of the volume-weighted average price of the Common Shares on the TSX for the five trading days immediately preceding the date on which Lind provides notice to the Company of its election to convert. Subject to certain exceptions, the Lind Agreement contains restrictions on how much of the Lind Convertible Security may be converted in any particular month. The Lind Agreement also provides NioCorp with the option to buy back the remaining face amount of the Lind Convertible Security in cash at any time; provided that, if the Company exercises such option, Lind will have the option to convert up to 33.33% of the remaining face amount into Common Shares at the price described above. In addition, Lind is entitled to accelerate its conversion right to the full amount of the face value of the Lind Convertible Security or demand repayment thereof in cash upon the occurrence of an event of default and other designated events described in the Lind Agreement.

The foregoing is intended as a description of the material terms of the Lind Convertible Security only and is qualified in its entirety by reference to the full text of the Lind Agreement, which is incorporated by reference herein. See “Where You Can Find More Information” below.

The Nordmin Convertible Note

On December 18, 2020, the Company issued to Nordmin Engineering Ltd. (“Nordmin”) a convertible note (the “Nordmin Convertible Note”) in the initial aggregate principal amount of approximately $1.9 million pursuant to a convertible note and warrant subscription agreement, dated December 18, 2020 (the “Nordmin Agreement”), between the Company and Nordmin, under which Nordmin agreed to subscribe for and purchase the Nordmin Convertible Note and 500,000 Warrants, exercisable at a price per Common Share of C$0.80, expiring December 18, 2022, for a subscription price of approximately $1.8 million. This amount was set off against the amount owed to Nordmin by NioCorp for past services. Pursuant to the terms of the Nordmin Agreement, on December 18, 2020, the Company issued 836,551 Common Shares to Nordmin upon an initial conversion of approximately $0.5 million in aggregate principal amount of the Nordmin Convertible Note at a conversion price of C$0.684 per share.

The Nordmin Convertible Note will mature on December 18, 2021, and has no stated interest rate, an implied interest rate of 5% per annum and, subject to certain terms and conditions, is convertible into up to 4,500,000 Common Shares at a conversion price of 92% of the five-day volume-weighted average price of the Common Shares on the TSX at the time of conversion. The Nordmin Convertible Note contains restrictions on how much of the principal amount may be converted in any 30-day period. The Nordmin Convertible Note also provides the Company with the option to prepay, in whole or in part, any outstanding principal amount thereunder, upon three days’ notice to Nordmin. In addition, Nordmin is entitled to accelerate the maturity of the Nordmin Convertible Note and require the Company to prepay the outstanding principal amount upon the occurrence of an event of default and other designated events described in the Nordmin Convertible Note. The Nordmin Convertible Note constitutes the direct, general and unconditional obligation of the Company. The Nordmin Convertible Note is unsecured and ranks effectively junior to the Company’s secured indebtedness, including under the Lind Convertible Security and the Smith Credit Facility, to the extent of the value of the assets securing such indebtedness.

The foregoing is intended as a description of the material terms of the Nordmin Convertible Note only and is qualified in its entirety by reference to the full text of the Nordmin Convertible Note, which is incorporated by reference herein. See “Where You Can Find More Information” below.

Description of Warrants

General

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the Warrants that we may offer under this prospectus. While the terms we have summarized below will apply generally to any Warrants that we may offer under this prospectus, we will describe the particular terms of any series of Warrants in more detail in the applicable prospectus supplement. The terms of any Warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of Warrant agreement or Warrant indenture, which may include a form of Warrant certificate, that describes the terms of the particular series of Warrants we are offering before the issuance of the related series of Warrants. The following summary of material provisions of the Warrants and the Warrant agreements and the Warrant indentures are subject to, and qualified in their entirety by reference to, all the provisions of the Warrant agreement or Warrant indenture, and Warrant certificate, applicable to a particular series of Warrants. We urge you to read the applicable prospectus supplement related to the particular series of Warrants that we sell under this prospectus, as well as the complete Warrant agreements, Warrant indentures and Warrant certificates that contain the terms of the Warrants.

We will describe in the applicable prospectus supplement the terms relating to Warrants being offered including:

•	the offering price and aggregate number of Warrants offered;

•	if applicable, the number of Warrants issued with each Common Share being issued;
•	if applicable, the date on and after which the Warrants and the related Common Shares will be separately transferable;
•	the number of Common Shares purchasable upon the exercise of one Warrant and the price at which these Common Shares may be purchased upon such exercise;
•	the terms of any rights to redeem or call the Warrants;
•	any provisions for changes to or adjustments in the exercise price or number of Common Shares issuable upon exercise of the Warrants;
•	the dates on which the right to exercise the Warrants will commence and expire;
•	the manner in which the Warrant agreements, Warrant indentures and Warrants may be modified;
•	federal income tax consequences of holding or exercising the Warrants, if material; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the Warrants.

Before exercising their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up of our affairs or to exercise voting rights, if any.

Exercise of Warrants

Each Warrant will entitle the holder to purchase one Common Share at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We intend to set forth in any Warrant agreement or Warrant indenture and in the applicable prospectus supplement the information that the holder of the Warrant will be required to deliver to the Warrant agent.

Upon receipt of the required payment and any Warrant certificate or other form required for exercise properly completed and duly executed at the corporate trust office of the Warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the Common Shares purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant or Warrant certificate are exercised, then we will issue a new Warrant or Warrant certificate for the remaining amount of Warrants. If we so indicate in the applicable prospectus supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Description of Units

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of the following: Common Shares, Warrants or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of any of our Common Shares or Warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and
•	if applicable, a discussion of any material United States federal income tax considerations.

Plan of Distribution

We may sell the securities from time to time in one or more transactions:

•	through one or more underwriters or dealers;
•	directly to purchasers, including our existing stockholders in a rights offering;
•	through agents; or
•	through a combination of any of these methods of sale.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our Common Shares, which are listed on the TSX. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Legal Matters

Blake, Cassels & Graydon LLP will pass upon the validity of the securities being offered hereby. Certain legal matters in connection with this offering will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

Experts

The consolidated financial statements as of June 30, 2021 and 2020, and for each of the three years in the period ended June 30, 2021, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Certain portions of the description of the Elk Creek Project incorporated by reference herein were summarized or extracted from a technical report prepared in accordance with NI 43-101 dated May 29, 2019, with an effective date of April 16, 2019, and entitled “NI 43-101 Technical Report Feasibility Study Elk Creek Niobium Project Nebraska.” Those extracts were reviewed and approved by Mr. Jean-Francois St-Onge, P.Eng, and Mr. Glen Kuntz, P. Geo.

None of the above experts has or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries nor was any of them connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee.

Where You Can Find More Information

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, on our website at http://www.niocorp.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site, other than documents we file with the SEC that are incorporated by reference into this prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the Common Shares is terminated:

•	our Annual Report on Form 10-K for the year ended June 30, 2021; and
•	the description of our Common Shares set forth in Exhibit 4.9 to our Annual Report on Form 10-K for the year ended June 30, 2021, and any subsequently filed amendments and reports filed for the purpose of updating that description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

NioCorp Developments Ltd.

7000 South Yosemite Street, Suite 115

Centennial, Colorado 80112

(855) 264-6267

Attn: Corporate Secretary